Exhibit 99.1

Inogen Expands Product Portfolio, Global Reach and Innovation Pipeline Through Strategic Collaboration with Yuwell

GOLETA, Calif., January 26, 2025 – Inogen, Inc. (Nasdaq: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today announced it has entered into a strategic collaboration with Jiangsu Yuyue Medical Equipment & Supply Co., Ltd. (002223.SZ, “Yuwell”), a global home healthcare medical device manufacturer with a comprehensive portfolio of respiratory products.

The strategic collaboration is expected to broaden Inogen’s product portfolio through distribution of certain respiratory products in the United States and select other territories, expand and enhance Inogen’s innovation pipeline through R&D collaboration, and accelerate the entry of Inogen’s brand into the Chinese market. In addition, Yuwell, through its affiliate, has agreed to invest approximately $27.2 million in Inogen, representing a 9.9% common equity interest, further cementing the collaboration and bolstering Inogen’s balance sheet.

“The collaboration with Yuwell is a pivotal step in accelerating Inogen's growth trajectory. By expanding our product portfolio, global presence and enhancing our innovation pipeline, we expect to be well-positioned to capture new market opportunities,” said Kevin Smith, President and Chief Executive Officer. “This collaboration supports our commitment to delivering long-term value to our shareholders and reinforces our vision of establishing Inogen as a platform for best-in-class respiratory solutions for patients across the globe. We are confident that our collaboration with Yuwell will play a crucial role in our continued success."

Alex Wu, Chairman of Yuwell, added, “Inogen is a leader in the respiratory therapy market and our strategic collaboration provides both parties with the ability to broaden their geographic reach and further meet patient needs across the world. Yuwell shares Inogen’s commitment to developing and providing innovative, quality products and we believe that together we can make a meaningful difference in the lives of respiratory patients. Together, Yuwell and Inogen aim to define the next generation of respiratory products.”

The collaboration agreement will become effective immediately, while the purchase of the equity from Inogen is expected to close during the first quarter of 2025, subject to certain customary closing conditions.

About Inogen

Inogen, Inc. (Nasdaq: INGN) is a leading global medical technology company offering innovative respiratory products for use in the homecare setting. Inogen supports patient respiratory care by developing, manufacturing, and marketing innovative best-in-class respiratory therapy devices used to deliver care to patients suffering from chronic respiratory conditions. Inogen partners with patients, prescribers, home medical equipment providers, and distributors to make its respiratory therapy products widely available, allowing patients the chance to manage the impact of their disease.

For more information, please visit www.inogen.com.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Yuwell

Since its establishment in 1998, Yuwell has been at the forefront of providing cutting-edge medical device solutions to enhance patient care and improve home healthcare worldwide. Yuwell (002223.SZ) generated over US $1 billion revenue in 2023, and has a broad product portfolio across respiratory treatment, diabetes management, electronic diagnostics products, first aid solutions and rehabilitation, amongst other areas.

With a steadfast commitment to clinical excellence, Yuwell delivers high-quality, medically reliable products that empower healthcare professionals to achieve superior patient outcomes.

With 9 state-of-the-art R&D centers and 7 advanced production facilities, Yuwell's global presence spans over 100 countries and supports more than 300,000 healthcare institutions. Yuwell touches the lives of patients around the globe by bringing professional, user-friendly medical devices into the home.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this communication that are not historical facts, including, but not limited to, statements regarding Inogen’s future business plans, market opportunities, financial outlook, growth strategies, and anticipated operational results, are forward-looking statements. Words such as “aims,” “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks and uncertainties relating to the potential benefits of Inogen’s collaboration with Yuwell; satisfaction of the closing conditions under the securities purchase agreement relating to the equity investment; the timing of closing of the equity investment; market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; and risks associated with international operations. For a detailed discussion of these and other risks that could impact Inogen’s operations and financial performance, please refer to the “Risk Factors” section of its Annual Report on Form 10-K for the period ended December 31, 2023, its Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 2024 and in its other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Contact
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